As filed with the Securities and Exchange Commission on June 16, 2005

Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HANOVER COMPRESSOR COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	76-0625124
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

12001 North Houston Rosslyn Road
Houston, Texas 77086
(Address of principal executive offices, including zip code)

Hanover Compressor Company 2003 Stock Incentive Plan
(Full title of the plan)

Gary M. Wilson, Esq.
Senior Vice President, General Counsel and Secretary
12001 North Houston Rosslyn
Houston, Texas 77086
(Name and address of agent for service)

(281) 447-8787
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered (1)	Per Share (2)	Price (2)	Fee
Common Stock, par value $.001 per share	400,000	$11.03	$4,412,000	$520

(1)	This registration statement shall also cover any additional shares of Common Stock which become issuable under the Hanover Compressor Company 2003 Stock Incentive Plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based on the average of the high and low prices reported on the New York Stock Exchange on June 10, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The following documents that we filed (File No. 001-13071) with the Securities and Exchange Commission (the “Commission”) pursuant to Sections 12, 13(a), or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference and made a part of this registration statement:

•     our Annual Report on Form 10-K for the year ended December 31, 2004;

•     our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005;

•     our Current Reports on Form 8-K (excluding any information furnished under Items 2.02 or 7.01 thereof) filed with the Commission on January 20, 2005, February 1, 2005, March 15, 2005 and April 18, 2005; and

•     the description of our common stock contained in our registration statement on Form 8-A filed with the Commission on June 9, 1997 (including any amendments or reports filed for the purpose of updating such description).

      All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 on any Current Report on Form 8-K) subsequent to the effective date of this registration statement, and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

      Not applicable.

Item 6. Indemnification of Directors and Officers.

      We are a Delaware corporation and are empowered by Section 145 of the Delaware General Corporation Law (the “DGCL”), subject to the procedures and limitations stated therein, to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of our company, or is or was serving at the request of our company as a director, officer, employee or agent of another corporation or other enterprise, against reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually incurred by such person in connection with such action, suit or proceeding, if such director, officer, employee or agent acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. We are required by Section 145 to indemnify any person against reasonable expenses (including attorneys’ fees) actually incurred by such person in connection with an action, suit or proceeding in which such person is a party because such person is or was a director, officer, employee or agent of

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our company or is or was serving at the request of our company as a director, officer, employee or agent of another corporation or other enterprise, if such person has been successful, on the merits or otherwise, in the defense of the action, suit or proceeding. Section 145 also allows a corporation to purchase and maintain insurance on behalf of any such person against any liability asserted against such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145. In addition, Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

      Article Eight of our charter and Article VII of our bylaws generally provide that we shall indemnify and hold harmless all of our officers and directors and advance expenses reasonably incurred by such officers and directors in defending any civil, criminal, administrative or investigative action, suit or proceeding, in accordance with and to the fullest extent permitted by Section 145 of the DGCL. We maintain directors and officers insurance covering them for certain liabilities, including liabilities under the securities laws.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

No.	Description
4.1	Certificate of Incorporation of the Hanover Compressor Holding Co., as amended, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on February 5, 2001.

4.2	Certificate of Amendment of Certificate of Incorporation of Hanover Compressor Holding Co., dated December 8, 1999, incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on February 5, 2001.

4.3	Certificate of Amendment of Certificate of Incorporation of Hanover Compressor Holding Co., dated July 11, 2000, incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K, filed with the Commission on February 5, 2001.

4.4	Amended and Restated Bylaws of the Registrant, dated March 10, 2004, incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 29, 2004.

4.5	Specimen Stock Certificate, incorporated by reference to Exhibit 4.11 to the Registrant’s Registration Statement (File No. 333-24953) on Form S-1, as amended.

4.6	Hanover Compressor Company 2003 Stock Incentive Plan, incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on April 15, 2003.

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).

24.1*	Powers of Attorney.

      *filed herewith

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Item 9. Undertakings.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

      (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 16th day of June, 2005.

HANOVER COMPRESSOR COMPANY
By:	/s/ John E. Jackson
John E. Jackson
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John E. Jackson John E. Jackson	President, Chief Executive Officer and Director (Principal Executive Officer)	June 16, 2005

/s/ Lee E. Beckelman Lee E. Beckelman	Vice President and Chief Financial Officer (Principal Financial Officer)	June 16, 2005

/s/ Anita H. Colglazier Anita H. Colglazier	Vice President and Controller (Principal Accounting Officer)	June 16, 2005

* I. Jon Brumley	Director	June 16, 2005

* Ted Collins, Jr.	Director	June 16, 2005

Signature	Title	Date

* Margaret K. Dorman	Director	June 16, 2005

* Robert R. Furgason	Director	June 16, 2005

* Victor E. Grijalva	Director	June 16, 2005

* Gordon T. Hall	Director	June 16, 2005

* Stephen M. Pazuk	Director	June 16, 2005

* Alvin V. Shoemaker	Director	June 16, 2005

*By: /s/ John E. Jackson
John E. Jackson
Attorney in Fact

INDEX TO EXHIBITS

No.	Description
4.1	Certificate of Incorporation of the Hanover Compressor Holding Co., as amended, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on February 5, 2001.

4.2	Certificate of Amendment of Certificate of Incorporation of Hanover Compressor Holding Co., dated December 8, 1999, incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on February 5, 2001.

4.3	Certificate of Amendment of Certificate of Incorporation of Hanover Compressor Holding Co., dated July 11, 2000, incorporated by reference to Exhibit 3.3 to the Registrant’s Current Report on Form 8-K, filed with the Commission on February 5, 2001.

4.4	Amended and Restated Bylaws of the Registrant, dated March 10, 2004, incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Commission on March 29, 2004.

4.5	Specimen Stock Certificate, incorporated by reference to Exhibit 4.11 to the Registrant’s Registration Statement (File No. 333-24953) on Form S-1, as amended.

4.6	Hanover Compressor Company 2003 Stock Incentive Plan, incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on April 15, 2003.

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).

24.1*	Powers of Attorney.

      *filed herewith